JOINT FILING AGREEMENT

This JOINT FILING AGREEMENT, dated as of July 20, 2007, is made by and between Eppendorf Incorporated, a Delaware corporation ("Eppendorf Inc") and Eppendorf AG, a German stock corporation ("Eppendorf AG"). Eppendorf Inc and Eppendorf AG are collectively referred to herein as the "Parties" and each individually as a "Party." Pursuant to Rule 13d-1(k)(1)(iii) promulgated under the Securities Exchange Act of 1934, as amended, the Parties hereby acknowledge and agree that Schedule 13D is filed on behalf of each such Party and that all subsequent amendments to the Statement on Schedule 13D shall be filed on behalf of each of the Parties without the necessity of filing additional joint acquisition statements. The Parties hereby acknowledge that each Party shall be responsible for timely filing of such amendments, and for the completeness and accuracy of the information concerning such Party contained therein, but shall not be responsible for the completeness and accuracy of the information concerning any other Party, except to the extent that such Party knows or has reason to believe that such information is inaccurate.

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IN WITNESS WHEREOF, the Parties hereto have executed this Joint Filing Agreement as of the day and year first above written.

EPPENDORF INCORPORATED

By:	/s/ Martin Farb
Name:	Martin Farb
Title:	Board Member, President and
Chief Executive Officer

EPPENDORF AG

By:	/s/ Klaus Fink
Name:	Klaus Fink
Title:	Management Board Member,
President and Chief Executive
Officer

By:	/s/ Detmar Ammermann
Name:	Detmar Ammermann
Title:	Management Board Member,
Chief Financial Officer